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Exhibit 99.3

        Letter to DTC Participants Regarding the Offer to Exchange

Any and All Outstanding 7.75%/8.50% Contingent Cash Pay Senior Notes due 2017
for
7.75%/8.50% Contingent Cash Pay Senior Notes due 2017
of
Alphabet Holding Company, Inc.

Pursuant to the Prospectus dated            , 2014

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON        , 2014, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED FROM TIME TO TIME, THE "EXPIRATION DATE"). TENDERS MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE.

            , 2014

To Securities Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        Enclosed for your consideration is a Prospectus, dated            , 2014 (the "Prospectus"), and a Letter of Transmittal (the "Letter of Transmittal"), that together constitute the offer (the "Exchange Offer") by Alphabet Holding Company, Inc., a Delaware corporation (the "Issuer"), to exchange an aggregate principal amount of up to U.S. $450,000,000 of its 7.75%/8.50% Contingent Cash Pay Senior Notes due 2017 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for an equal aggregate principal amount of its outstanding 7.75%/8.50% Contingent Cash Pay Senior Notes due 2017 (the "Outstanding Notes"), issued and sold on December 12, 2013 in a transaction exempt from registration under the Securities Act, upon the terms and conditions set forth in the Prospectus. The Prospectus and Letter of Transmittal more fully describe the Exchange Offer. Capitalized terms used but not defined herein have the meanings given to them in the Prospectus.

        We are asking you to contact your clients for whom you hold Outstanding Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Outstanding Notes registered in their own name.

        Enclosed are copies of the following documents:

  1.
  The Prospectus;

  2.
  The Letter of Transmittal for your use in connection with the tender of Outstanding Notes and for the information of your clients;

  3.
  The Notice of Guaranteed Delivery to be used to accept the Exchange Offer if (a) the Outstanding Notes are not immediately available, (b) the Outstanding Notes, the Letter of Transmittal and all other required documents cannot be delivered to the Exchange Agent on or before the Expiration Date or (c) the applicable procedures of DTC's Automated Tender Offer Program cannot be completed on or before the Expiration Date;

  4.
  A form of letter that may be sent to your clients for whose accounts you hold Outstanding Notes registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with regard to the Exchange Offer; and

  5.
  Guidelines for Certificate of Taxpayer Identification Number on Form W-9.

        DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

        Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on          , 2014, unless extended by the Issuer. We urge you to contact your clients as promptly as possible.

        The Issuer will reimburse you for customary mailing and handling expenses you incur in forwarding the enclosed materials to your clients.

        Additional copies of the enclosed material may be obtained from the Exchange Agent, at the address and telephone numbers set forth in the Prospectus.

Very truly yours,
Alphabet Holding Company, Inc.

        NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS WILL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE ISSUER, THE EXCHANGE AGENT OR INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.

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  Exhibit 99.3